EXHIBIT a. 1.

                              CERTIFICATE OF TRUST
                             SIT MUTUAL FUNDS TRUST
         This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Section 3801 ET SEQ.) in order to form a statutory trust and set forth the following:

         FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Sit Mutual Funds Trust (the "Statutory Trust").

         SECOND: The business address of the Registered Agent and Registered Office of the Statutory Trust is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Registered Agent of the Statutory Trust for service of process at such location is The Corporation Trust Company.

         THIRD:  This Certificate shall be effective immediately upon filing.

         FOURTH: The Statutory Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

         FIFTH: Notice of Limitation of Liabilities of Series Pursuant to 12 Del. Code Section 3804(a). Notice is hereby given that the Statutory Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Statutory Trust shall be enforceable against the assets of such series only, and not against the assets of the Statutory Trust generally or any other series thereof.

         SIXTH: The trustees of the Statutory Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

         IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Statutory Trust, has duly executed this Certificate of Trust as of this 14th day of October, 2003.



                                           /s/ Eugene C. Sit
                                           -----------------
                                           Eugene C. Sit
                                           as Trustee and not individually


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